Exhibit 99.1

OncoCyte Reports Second Quarter 2016 Financial Results

 Conference Call to Discuss the Results at 5:00 p.m. ET

ALAMEDA, Calif., Aug. 11, 2016 (GLOBE NEWSWIRE) — OncoCyte Corporation (NYSE MKT: OCX), a developer of novel, non-invasive blood based tests for the early detection of cancer, today reported its financial results for the second quarter ended June 30, 2016 along with an update on recent corporate developments.

“During the second quarter we reported positive data for our lung and bladder cancer diagnostic tests, which demonstrates the depth of our product pipeline,” commented William Annett, Chief Executive Officer. “This reaffirms our view that our non-invasive diagnostic tests could improve the current medical standard of care by providing better patient outcomes and reducing costs to the healthcare system. In the third quarter we initiated the analytical verification study for our lung cancer diagnostic and are planning to complete this process later in the year. Assuming a successful conclusion, we will continue to progress towards the commercial launch of our lung cancer test in the first half of 2017.”

Recent Operating and Financial Highlights

•	Presented positive bladder cancer diagnostic data at the 2016 American Society of Clinical Oncology (ASCO) annual meeting. The results were highly impressive: 100 percent accuracy in detecting high-grade lesions within the 241 patient group studied, and there was also high accuracy in the detection of low-grade lesions, with 77 percent for screening and 75 percent for recurrence.

•	Announced that data from a recent study of the lung cancer diagnostic test being developed by OncoCyte and The Wistar Institute will be presented at the American College of Chest Physician’s CHEST 2016 annual meeting, which will be held in Los Angeles this October.

•	Initiated the analytical verification study for its lung cancer diagnostic test, the next step in a process to independently validate the positive research results from The Wistar Institute’s study which was announced in April. OncoCyte expects to complete the process in the fourth quarter of 2016.

Second Quarter 2016 Financial Results

OncoCyte is still in the development stage and will not generate revenue unless it is able to monetize its cancer diagnostic tests. The net loss for the quarter ended June 30, 2016 was $2.5 million, or ($0.10) per share compared to a net loss of $1.4 million, or ($0.07) per share, in 2015.

Research and development expenses for the quarter ended June 30, 2016 increased to $1.2 million from $0.9 million for the same period in 2015. These increases were primarily the result of increased spending on outside research services, scientific consulting services, clinical trial related expenses, and laboratory expenses. General and administrative expenses increased to $1.3 million from $0.5 million for the same period in 2015. The increase is primarily due to salary and payroll related expenses and general consulting expenses. Operating expenses for the quarter ended June 30, 2016 included $340,000 of non-cash expenses such as stock-based compensation, depreciation of laboratory equipment, and amortization of intangible assets.

At June 30, 2016, OncoCyte had $4.0 million of cash and cash equivalents and $1.6 million worth of available-for-sale securities.

Six Month 2016 Financial Results

The net loss for the six months ended June 30, 2016 was $5.5 million, or ($0.22) per share, compared to $2.8 million, or ($0.13) per share, in the first six months of 2015. Research and development expenses for the six months ended June 30, 2016 increased to $2.9 million from $2.0 million for the same period in 2015. These increases were primarily the result of increased spending on outside research services, scientific consulting services, clinical trial related expenses, and laboratory expenses. For the six months ended June 30, 2016, general and administrative expenses increased to $2.6 million from $0.8 million for the same period in 2015, primarily as a result of increased salary and payroll related expenses, general consulting expenses, accounting and audit related expenses, transfer agent, stock listing and SEC filing expenses. Operating expenses for the six months ended June 30, 2016 included $536,000 of non-cash expenses such as stock-based compensation, depreciation of laboratory equipment, and amortization of intangible assets.

Conference Call

OncoCyte will host a conference call and webcast today, Thursday, August 11, 2016, at 5:00 p.m. ET/2:00 p.m. PT to discuss financial and operating results and recent corporate developments.

For both "listen-only" participants and those participants who wish to take part in the question-and-answer portion of the call, the dial-in number in the U.S./Canada is 877-524-8416. For international participants outside the U.S./Canada, the dial-in number is 412-902-1028. For all callers, refer to Conference ID 13642081. To access the live webcast, go to http://investors.oncocyte.com/events-and-presentations.

A replay of the conference call will be available for seven business days beginning about two hours after the conclusion of the live call, by calling toll-free (from U.S./Canada) 877-660-6853; international callers dial 201-612-7415. Use the Conference ID 13642081. Additionally, the archived webcast will be available at http://investors.oncocyte.com/events-and-presentations.

About OncoCyte Corporation

OncoCyte is primarily focused on the development and commercialization of novel, non-invasive blood and urine (“liquid biopsy”) diagnostic tests for the early detection of cancer to improve health outcomes through earlier diagnoses, to reduce the cost of care through the avoidance of more costly diagnostic procedures, including invasive biopsy and cystoscopic procedures, and to improve the quality of life for cancer patients. While current biopsy tests use invasive surgical procedures to provide tissue samples in order to determine if a tumor is benign or malignant, OncoCyte is developing a next generation of diagnostic tests that will be based on liquid biopsies using blood or urine samples. OncoCyte’s pipeline products are intended to be confirmatory diagnostics for detecting lung, bladder and breast cancer. OncoCyte’s diagnostic tests are being developed using proprietary sets of genetic and protein markers that differentially express in specific types of cancer.

Forward Looking Statements

Any statements that are not historical fact (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates”) are forward-looking statements. These statements include those pertaining to future financial and/or operating results, future growth in research, technology, clinical development, and potential opportunities for OncoCyte, including our ability to develop an assay and classifier for our confirmatory lung diagnostic, complete an internal validation study and implement commercialization plans and the timing of these plans. These statements are based on our current expectations, beliefs, goals, plans, or prospects and involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential diagnostic tests or products, uncertainty in the results of clinical trials or regulatory approvals, the need and ability to obtain future capital, maintenance of intellectual property rights, and the need to obtain third party reimbursement for patients ’use of any diagnostic tests we commercialize. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the business of OncoCyte, particularly those mentioned in the “Risk Factors” found in OncoCyte’s Securities and Exchange Commission filings. OncoCyte disclaims any intent or obligation to update these forward-looking statements, except as may be required by law.

(Tables to Follow)

ONCOCYTE CORPORATION
CONDENSED STATEMENTS OF OPERATIONS
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
EXPENSES:
Research and development	$(1,195)	$(886)	$(2,884)	$(2,004)
General and administrative	(1,337)	(519)	(2,580)	(769)
Total operating expenses	(2,532)	(1,405)	(5,464)	(2,773)

Loss from operations	(2,532)	(1,405)	(5,464)	(2,773)

OTHER INCOME (EXPENSES), NET
Interest income (expense), net	(11)	(6)	(7)	(7)
Total other income (expenses), net	(11)	(6)	(7)	(7)

NET LOSS	$(2,543)	$(1,411)	$(5,471)	$(2,780)

Basic and diluted net loss per share	$(0.10)	$(0.07)	$(0.22)	$(0.13)

Weighted average common shares outstanding: basic and diluted	25,427	21,200	25,411	21,200

ONCOCYTE CORPORATION
CONDENSED BALANCE SHEETS
(IN THOUSANDS)

	June 30, 2016 (Unaudited)	December 31, 2015 (Note 1)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$4,000	$7,996
BioTime shares held as available-for-sale securities, at fair value	1,617	2,541
Prepaid expenses and other current assets	131	388
Total current assets	5,748	10,925

NONCURRENT ASSETS
Intangible assets, net	1,109	1,230
Equipment and furniture, net	514	576
Deposits	54	-
TOTAL ASSETS	$7,425	$12,731

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Amount due to parent, BioTime	$1,688	$807
Amount due to affiliates	161	40
Accounts payable	192	285
Accrued expenses and other current liabilities	500	1,182
Capital lease liability current portion	173	-
Total current liabilities	2,714	2,314

Capital lease liability, net of current portion	244	-
TOTAL LIABILITIES	2,958	2,314

Commitments and contingencies

STOCKHOLDERS’ EQUITY
Preferred stock, no par value, 5,000 shares authorized; none issued and outstanding	-	-
Common stock, no par value, 50,000 shares authorized; 25,431 and 25,391 shares issued and outstanding at June 30, 2016 and December 31, 2015, respectively	35,345	34,901
Accumulated other comprehensive loss on available-for-sale securities	(1,273)	(350)
Accumulated deficit	(29,605)	(24,134)
Total stockholders’ equity	4,467	10,417
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$7,425	$12,731

Investor Contact:
EVC Group, Inc.
Michael Polyviou/Amanda Prior
646-445-4800
mpolyviou@evcgroup.com/aprior@evcgroup.com